Exhibit 99.1

Micronet Enertec Reports Financial Results for the 4th Quarter and Full Year Ended December 31, 2016

-	A spinoff of the Aerospace & Defense business was approved by the Board of Directors
-	Backlog as of end of Q1 2017 at over $14 Million
-	Conference call scheduled for today, March 31 at 9:00 a.m. ET

Montvale, NJ – March 31, 2017 -Micronet Enertec Technologies, Inc. (NASDAQCM: MICT), a developer and manufacturer of rugged computers, tablets and computer-based systems for the commercial Mobile Resource Management (MRM) market and for the defense and aerospace markets, today announced financial results for the three and twelve month periods ended December 31, 2016.

“Although our revenues declined slightly from 2015 to 2016, we are very encouraged about our outlook in 2017 and beyond. Combined backlog for our businesses remains strong and as of today is over $14 million,” stated David Lucatz, Chief Executive Officer of Micronet Enertec Technologies.

“Our aerospace and defense business, we believe, is poised to benefit from the recent U.S. pledge of $38 billion in military aid to Israel. Enertec’s strong reputation providing technologies and services to some of the top military contractors in the world, coupled with increasing demand, creates a growth environment for our aerospace and defense business,” Lucatz continued.

Ken Wiesner, Chief Executive Officer of Micronet Inc added, “We expect increasing demand, with a potential spike in sales for our TREQ®317 as the December 2017 deadline approaches for the Federal Electronic Logging Device Mandate (ELD Mandate). The ELD mandate requires that trucks and busses in the U.S. have electronic logging devices installed with an aim to increase driver safety. Industry analysts anticipate the ELDs for trucks and busses will increase to a potential multibillion market in the coming years. With the introduction of the TREQ-r5 and other MRM products that we currently have in development, we are broadening our product line with the goal of expanding our target customer base. We experienced a slight decline in revenues in our MRM business due to a reduction in unit sales volume with our current and legacy products, while sales for our new products including the TREQ®317 did not ramp as quickly as we had previously expected during the third and fourth quarters of 2016. We received a total of 2,000 ELD related orders in 2016 and we expect this number to be substantially larger in 2017. In December of 2016, we announced a continuous purchase order valued at over $1.0 million for our recently released TREQ-r5 product from a leading fleet management solutions provider. We are currently shipping on this order and booking revenues in the current quarter.”

Lucatz added, “In what we believe to be a significant move to increase shareholder value and drive growth in each of our business segments, on March 30 our board of directors approved the spinoff of the aerospace and defense division of MICT with the intention to be registered as a publicly traded stand-alone company. Upon completion, Micronet Enertec’s shareholders will own the same portion of the outstanding shares of common stock in the NEW CO, on a pro-rata basis.”

“We believe the spinoff will increase focus in both businesses and that it will enable better allocation of financial resources, and allow us to pursue appropriate growth opportunities, along with the ability to execute strategic plans best suited to each respective business. We believe that the spinoff will also enhance strategic flexibility and improve the response to industry dynamics. In addition, we believe the spinoff will allow investors to make independent investment decisions with respect to each business space and enable each MICT business to achieve alignment with a stockholder base interested in capitalizing on industry-specific opportunities.”

Fourth Quarter 2016 Review

●       Total revenue decreased to $4.2 million for the fourth quarter of 2016, as compared to $6.6 million in the fourth quarter of 2015. Sequentially, revenues decreased 22% from $5.4 million in the third quarter of 2016.

●       Loss margin was 13% as compared to gross margin of 39% in the fourth quarter of 2015.

●       Research and development (R&D) expense for the fourth quarter of 2016 was $461,000, or 11% of sales, compared to $502,000, or 8% of sales, in the fourth quarter of 2015.

●       Selling, General and Administrative (SG&A) expense increased to $2.5 million or 61% of sales in the fourth quarter of 2016, as compared to $1.6 million, or 25% of sales, in the fourth quarter of 2015.

●       Net loss attributed to Micronet Enertec for the fourth quarter of 2016 was $3.0 million, or a net loss of $0.48 per basic and diluted share, as compared to a net income of $90,000, or net income of $0.02 per basic and diluted share, for the fourth quarter of 2015

●       At December 31, 2016, the Company reported cash and marketable securities totaling $8.1 million and working capital of $6.7 million.

Year End 2016 Review

●       Total revenue declined slightly to $22.7 million in 2016, as compared to $23.6 million in 2015.

●       Backlog at $9 million in 2016, the current backlog is over $14 million.

●       Gross profit margin was 18% in 2016 as compared to 31% in 2015.

●       Research and development (R&D) expense decreased by 5% in 2016 to $2.3 million or 10% of sales as compared to $2.5 million, also 10% of sales, in 2015.

●       Selling, General and Administrative (SG&A) expense increased to $7.9 million, or 35% of sales, as compared to $6.3 million, or 26% of sales, in 2015.

●       Net loss attributed to MICT in 2016 was $5.8 million, or a loss of $0.97 per basic share, as compared to a net loss of $2.5 million, or a loss of $0.42 per basic and diluted share in 2015.

●       Non-GAAP loss for 2016 was $4.9 million or $0.83 per basic and diluted share as compared to a $1.5 million or $0.25 per basic and diluted share non-GAAP loss in 2015.

A reconciliation of GAAP to non-GAAP net income and earnings per share is provided in the table at the end of this press release.

Conference Call

Micronet Enertec will host a conference call today at 9:00 a.m. EDT to discuss the Company's financial results for the fourth quarter and year ended December 31, 2016. U.S callers may dial: 1-866-229-7198. Callers from outside of the U.S may access the call by dialing 972-3-918-0691. Please dial a few minutes before 9:00 am Eastern Time.

A slide presentation accompanying management's remarks can be accessed at www.micronet-enertec.com.

Participants may also access a live webcast of the conference call through the Investor Relations section of Micronet Enertec’s website at:  http://www.veidan-stream.com/?con=Micronet_Enertec_Technologies_Q4_2016_Results

A telephone replay of the call will be available for two weeks at: 1-888-269-0005, outside of the U.S: 972-3-925-5941-

About Micronet Enertec Technologies, Inc.

Micronet Enertec Technologies, Inc. (NASDAQCM: MICT) provides high tech solutions for severe environments and the battlefield, including missile defense technologies for Aerospace & Defense and rugged mobile devices for the growing commercial Mobile Resource Management (MRM) market. MICT designs, develops, manufactures and supplies customized military computer-based systems, simulators, automatic test equipment and electronic instruments, addressing the defense industry. Solutions and systems are integrated into critical systems such as command and control, missile fire control, maintenance of military aircraft and missiles for the Israeli Air Force, Israeli Navy and by foreign defense entities. MICT’s MRM division develops, manufactures and provides mobile computing platforms for the mobile logistics management market in the U.S., Europe and Israel. American-manufactured systems are designed for outdoor and challenging work environments in trucking, distribution, logistics, public safety and construction.

Forward-looking Statement

This press release contains express or implied “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. These forward-looking statements include, but are not limited to those statements regarding our outlook for 2017, expected benefits from military aid to Israel, future growth, our pipeline and backlog, increased volumes and demand in the markets in which we operate, our product offerings and future market opportunities, expected new opportunities and anticipated orders and growth resulting from the ELD mandate and the timing and expected benefits from our spinoff of the aerospace and defense division, including whether such spinoff will be completed. The forward-looking statements contained in this presentation are subject to risks and uncertainties, including those discussed in the "Risk Factors" section and elsewhere in the Company's annual report on Form 10-K for the year ended December 31, 2015 and in subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact information:

Tel: (201) 225-0190

info@micronet-enertec.com

MICRONET ENERTEC TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, except Share and Par Value data)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$668	$2,361
Restricted cash	4,488	4,135
Marketable securities	2,978	5,643
Trade account receivables, net	11,558	12,353
Inventories	5,758	7,457
Other accounts receivable	899	1,585
Total current assets	26,349	33,534

Property and equipment, net	1,641	1,816
Intangible assets and others, net	2,381	3,297
Long term deposit	86	30
Goodwill	1,466	1,466
Total long term assets	5,574	6,609

Total assets	$31,923	$40,143

MICRONET ENERTEC TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, except Share and Par Value data)

	December 31,	December 31,
	2016	2015
LIABILITIES AND EQUITY

Short term bank credit and current portion of long term bank loans	$9,993	$11,012
Short term credit from others and current portion of long term loans from others	3,114	1,037
Trade accounts payable	4,130	5,710
Other accounts payable	2,383	2,484
Total current liabilities	19,620	20,243

Long term loans from banks	1,093	1,978
Long term notes	188	375
Finance lease	-	22
Accrued severance pay, net	57	52
Deferred tax liabilities, net	7	17
Total long term liabilities	1,345	2,444

Stockholders’ Equity:
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock; $.001 par value, 25,000,000 shares authorized, 6,385,092 and 5,865,221 shares issued and outstanding as of December 31, 2016 and 2015, respectively.	6	6
Additional paid in capital	8,748	7,812
Accumulated other comprehensive income	11	(196)
Retained earnings	(1,990)	3,817
Micronet Enertec stockholders' equity	6,775	11,439

Non-controlling interests	4,183	6,017

Total equity	10,958	17,456

Total Liabilities and equity	$31,923	$40,143

MICRONET ENERTEC TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Share and Earnings Per Share data)

	Year ended December 31,
	2016	2015

Revenues	$22,748	$23,587
Cost of revenues	18,598	16,284
Gross profit	4,150	7,303
Operating expenses:
Research and development	2,320	2,453
Selling and marketing	1,941	1,530
General and administrative	5,933	4,723
Amortization of intangible assets	926	1,118
Total operating expenses	11,120	9,824
Loss from operations	(6,970)	(2,521)

Finance expense, net	(672)	(610)
Loss before provision for income taxes	(7,642)	(3,131)
(Benefit) for income taxes	(129)	(81
Net loss	(7,513)	(3,050)
Net loss attributable to non-controlling interests	1,706	583
Net loss attributable to Micronet Enertec	$(5,807)	$(2,467)
Loss per share attributable to Micronet Enertec:
Basic and diluted	$(0.97)	$(0.42)
Weighted average common shares outstanding:
Basic and diluted	5,966,622	5,861,630

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America, or GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP, or non-GAAP financial measures. Management uses non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance.

Management believes that these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in our business, as they exclude expenses and gains that are not reflective of our ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

The non-GAAP financial measures do not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP.

The non-GAAP adjustments, and the basis for excluding them from non-GAAP financial measures, are outlined below:

●	Amortization of acquired intangible assets - We are required to amortize the intangible assets, included in our GAAP financial statements, related to the Acquisition and the Transaction. The amount of an acquisition’s purchase price allocated to intangible assets and term of its related amortization are unique to these transactions. The amortization of acquired intangible assets are non-cash charges. We believe that such changes do not reflect our operational performance. Therefore, we exclude amortization of acquired intangible assets to provide investors with a consistent basis for comparing pre- and post-transaction operating results.

●	Amortization of note discount - These expenses are non-cash and are related to amortization of discount of the note purchase agreements with YA II PN. Such expenses do not reflect our on-going operations.

●	Stock-based compensation is share based awards granted to certain individuals. They are non-cash and affected by our historical stock prices which are irrelevant to forward-looking analyses and are not necessarily linked to our operational performance.

The following table reconciles, for the periods presented, GAAP net loss attributable to Micronet Enertec to non-GAAP net income attributable to Micronet Enertec and GAAP loss per diluted share attributable to Micronet Enertec to non-GAAP net income per diluted share attributable to Micronet Enertec:

	Year ended December 31,
	(Dollars in Thousands, other than share and per share amounts)
	2016	2015
GAAP net loss attributable to Micronet Enertec Technologies, Inc.	$(5,807)	$(2,467)
Amortization of acquired intangible assets	582	701
Stock-based compensation and shares issued to service providers	294	336
Amortization of note discount	(24)	-
Income tax-effect of above non-GAAP adjustments	(6)	(25)
Total Non-GAAP net loss attributable to Micronet Enertec Technologies, Inc.	$(4,961)	$(1,455)
Non-GAAP net loss per diluted share attributable to Micronet Enertec Technologies, Inc.	$(0.83)	$(0.25)
Shares used in per share calculations	5,966,622	5,861,630
GAAP net loss per diluted share attributable to Micronet Enertec Technologies, Inc.	$(0.97)	$(0.42)
Shares used in per share calculations	5,966,622	5,861,630